Exhibit 10.24

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AND RESEARCH COLLABORATION

AGREEMENT

by and between

MERCK & CO., INC.

and

AVEO PHARMACEUTICALS, INC.

LICENSE AND RESEARCH COLLABORATION AGREEMENT

THIS AGREEMENT, effective as of August 30, 2005 (the “Effective Date”), by and between MERCK & CO., INC., a corporation organized and existing under the laws of New Jersey (“MERCK”) and AVEO PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware (“AVEO”).

RECITALS:

WHEREAS, AVEO has developed certain proprietary Collaboration Models (as hereinafter defined) that are useful in the conduct of the Research Program (as hereinafter defined);

WHEREAS, MERCK and AVEO desire to enter into a license and research collaboration agreement in order to identify Prognostic Signature(s) (as hereinafter defined) capable of predicting responsiveness of an organism to therapeutic compounds upon the terms and conditions set forth herein; and

WHEREAS, MERCK desires to obtain a license under the AVEO Patent Rights and AVEO Information and Inventions and other rights as set forth herein, upon the terms and conditions set forth herein and AVEO desires to grant such a license and convey such other rights.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1	“Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time-to-time.

1.2	“Affiliate” means (a) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by MERCK or AVEO; or (b) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of MERCK or AVEO; or (c) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (a) or (b).

1.3	“AVEO Information and Inventions” means all discoveries, information, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, which arise from the Research Program, and are developed or invented solely by employees of AVEO or other persons not employed by MERCK acting on behalf of AVEO. Notwithstanding the foregoing, AVEO Information and Inventions shall not include any MERCK Information and Inventions, Joint Information and Inventions or Collaboration Model Information and Inventions.

1.4	“AVEO Patent Rights” mean any and all Patent Rights which, during the term of this Agreement, are Controlled by AVEO, including, but not limited to, those listed on Schedule 1.4 (which schedule shall be updated by AVEO reasonably promptly upon the filing of such Patent Rights or otherwise at the request of MERCK), and which claim or cover AVEO Information and Inventions. Notwithstanding the foregoing, AVEO Patent Rights shall not include any Patent Rights which claim or cover any MERCK Information and Inventions, Joint Information and Inventions or Collaboration Model Information and Inventions.

1.5	“AVEO Responder Patent Rights” has the meaning set forth in Section 3.2.

1.6	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7	“Change of Control” means with respect to a Party: (1) a sale of all or substantially all of such Party’s assets, voting stock or securities or business relating to this Agreement; (2) a merger, reorganization or consolidation involving a Party in which the stockholders of such Party immediately prior to such transaction cease to own collectively a majority of the voting equity securities of a successor entity; or (3) a person or group of persons acting in concert (other than, in the case of AVEO, current stockholders of AVEO) acquire fifty percent (50%) or more of the voting equity securities of such Party.

1.8	“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, as applicable.

1.9	“Collaboration Model” means: (a) [**], and/or (b) additional models, if any, which the Parties specifically agree shall be Collaboration Models pursuant to the Research Plan.

1.10	“Collaboration Model Information and Inventions” means the Collaboration Models and all discoveries, processes, methods, protocols, formulas, data, Inventions, know-how or trade secrets, patentable or otherwise, that are necessary in connection with or that claim or cover the Collaboration Models, including, without limitation, any use for identifying Prognostic Signatures, but, for purposes of clarity, not including the Prognostic Signatures described in Section 1.27(c). Notwithstanding the foregoing, Collaboration Model Information and Inventions shall not include any MERCK Information and Inventions or Joint Information and Inventions.

1.11	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances.

1.12	“Committee” means the joint research committee established to facilitate the Research Program as more fully described in Section 2.5.1.

1.13	“Control”, “Controls” or “Controlled by” means with respect to any item of or right under Patent Rights, AVEO Patent Rights, AVEO Information and Inventions or MERCK Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Party to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other party such access or license or sublicense.

1.14	“Control Compound” means the specific taxotere compound which the Parties shall use as a control in the Research Program.

1.15	“Field” means the use of: (a) Prognostic Signatures capable of predicting response (including lack of response) to MERCK Compounds, (b) Prognostic Signatures capable of predicting response (including lack of response) to the Control Compound, (c) MERCK Compounds, (d) Control Compounds, (e) Products, and (f) MERCK Compound Improvements, in each case, for any and all purposes.

1.16	“Indication” means a separate and distinct disease or medical condition in humans: (a) for which a Product is intended to treat, prevent and/or diagnose as evidenced by a Clinical Trial; or (b) for which a Product has received Marketing Authorization, meaning that such Indication is contained in the Product’s labeling approved by a Regulatory Authority as part of the Marketing Authorization for such Product. The Parties agree that: (i) prevention of a disease or medical condition shall not be a separate indication from treatment of the same disease or medical condition; (ii) the treatment and prevention of separate varieties of the same disease or medical condition shall not be a separate indication; and (iii) the treatment or prevention of the same disease or medical condition in a different population shall not be a separate indication (e.g., adult and pediatric).

1.17	“Information” means any and all information and data, including without limitation all MERCK Know-How, AVEO Information and Inventions, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.18	“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice in the course of the Research Program.

1.19	“Joint Information and Inventions” means:

(a)	all discoveries, information, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, that (i) arise from the Research Program, and (ii) are developed or invented jointly by employees of MERCK and AVEO or others acting on behalf of MERCK and AVEO;

(b)	all discoveries, information, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, that arise from the Research Program and relate specifically to a Control Compound (including diagnostic uses thereof, methods of use and combination therapies comprising a Control Compound other than in combination with a MERCK Compound), whether developed or invented (i) solely by employees of AVEO or other persons not employed by MERCK acting on behalf of AVEO, (ii) jointly by employees of MERCK and AVEO or others acting on behalf of MERCK and AVEO, or (iii) solely by employees of MERCK or other persons not employed by AVEO acting on behalf of MERCK; and

(c)	any Prognostic Signature capable of predicting response (including lack of response) to a Control Compound, whether developed or invented (i) solely by employees of AVEO or other persons not employed by MERCK acting on behalf of AVEO, (ii) jointly by employees of MERCK and AVEO or others acting on behalf of MERCK and AVEO, or (iii) solely by employees of MERCK or other persons not employed by AVEO acting on behalf of MERCK.

Notwithstanding the foregoing, Joint Information and Inventions shall not include any MERCK Know-How nor shall it include the use of a Control Compound in combination with a MERCK Compound.

1.20	“Joint Patent Rights” means all Patent Rights that claim or cover the Joint Information and Inventions.

1.21	“Major Market” means any one of the following countries: United States, Japan, the United Kingdom, France, Germany, Italy or Spain.

1.22	“Major Pharma Entity” shall mean any health care company or group of companies acting in concert for whom collective worldwide sales of ethical pharmaceutical products in the Calendar Year that preceded the Change of Control were [**] dollars ($US [**]) or more.

1.23	“Major Pharma Change of Control” shall mean a Change of Control in which a Major Pharma Entity is the acquirer of AVEO’s assets or voting equity securities (by asset purchase, merger, consolidation, reorganization or otherwise).

1.24	“Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including without limitation, all applicable pricing and governmental reimbursement approvals).

1.25	“MERCK Compounds” mean specific proprietary compounds which are Controlled by MERCK, including all solvates, prodrugs, salts, hydrates, metabolites, polymorphs, stereoisomers and other derivatives thereof, and which MERCK is making available to AVEO pursuant to the terms of this Agreement solely for use in the Research Program.

1.26	“MERCK Compound Improvement” means any and all enhancements, whether or not patentable, to MERCK Compound(s), including without limitation any formulation(s), whether or not patentable, of MERCK Compound(s).

1.27	“MERCK Information and Inventions” means:

(a)	all discoveries, information, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, other than Joint Information and Inventions described in Section 1.19(b)(3) or 1.19(c)(3), that (i) arise from the Research Program, and (ii) are developed or invented solely by employees of MERCK or other persons not employed by AVEO acting on behalf of MERCK;

(b)	all discoveries, information, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, that arise from the Research Program and relate to a MERCK Compound (including diagnostic uses thereof, methods of use and combination therapies comprising a MERCK Compound), whether developed or invented (i) solely by employees of AVEO or other persons not employed by MERCK acting on behalf of AVEO, (ii) jointly by employees of MERCK and AVEO or others acting on behalf of MERCK and AVEO, or (iii) solely by employees of MERCK or other persons not employed by AVEO acting on behalf of MERCK; and

(c)	any Prognostic Signature capable of predicting response (including lack of response) to any MERCK Compound, any Product, or any MERCK Compound Improvement, which arise from the Research Program, whether developed or invented (i) solely by employees of AVEO or other persons not employed by MERCK acting on behalf of AVEO, (ii) jointly by employees of MERCK and AVEO or others acting on behalf of MERCK and AVEO, or (iii) solely by employees of MERCK or other persons not employed by AVEO acting on behalf of MERCK.

Notwithstanding the foregoing, MERCK Information and Inventions shall not include Collaboration Model Information and Inventions.

1.28	“MERCK Know-How” means any information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including, without limitation, MERCK’s Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement: (a) are in MERCK’s Control, (b) are not generally known, and (c) are in MERCK’s opinion necessary to AVEO in the performance of its obligations under the Research Program.

1.29	“MERCK Patent Rights” mean any and all Patent Rights which, during the term of this Agreement, are Controlled by MERCK and which: (a) claim or cover any: (i) Prognostic Signature capable of predicting response (including lack of response) to a MERCK Compound, (ii) MERCK Compounds, and/or (iii) Product, including without limitation any MERCK Compound Improvements; (b) claim or cover MERCK Know-How; or (c) claim or cover MERCK Information and Inventions.

1.30	“NDA” means a New Drug Application, Biological License Application, Worldwide Marketing Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.31	“Party” means MERCK and AVEO, individually, and “Parties” shall mean MERCK and AVEO, collectively.

1.32	“Patent Rights” means any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) and all divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and foreign equivalents thereof.

1.33	“Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.34	“Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.35	“Phase III Clinical Trial” means a human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a Marketing Application or that would otherwise satisfy the requirements of 21 CFR 312.21(c).

1.36	“Product” means any preparation in final form, either for sale by prescription, over-the-counter or any other method or for administration to human patients in Clinical Trials, for any and all uses in the Field, which preparation contains a MERCK Compound.

1.37	“Prognostic Signature” means one or more genes, whether individually or any combination thereof, whose level of gene expression is identified in the performance of the Research Plan as being correlated, either positively or negatively, with any Collaboration Model phenotype, level of oncogene induction, or treatment regimen, including but not limited to, compound dose, oncogene expression level, tumor size, or tumor morphology.

1.38	“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.39	“Related Party” means MERCK, its Affiliates, and permitted sublicensees (which term does not include distributors that are not Affiliates of MERCK).

1.40	“Research Plan” has the meaning set forth in Section 2.1

1.41	“Research Program” means the research activities undertaken by the Parties hereto as set forth in Article 2 and Schedule 2.1.

1.42	“Research Program Term” means the duration of the Research Program, and “Initial Research Program Term” shall mean the initial two-year of the Research Program, and “Extended Research Program Term” shall mean an extension of the initial two-year of the Research Program as described more fully in Section 2.9.1.

1.43	“Territory” means all of the countries in the world, and their territories and possessions.

1.44	“Third Party” means an entity other than MERCK and its Related Parties, and AVEO and its Affiliates.

2.	RESEARCH PROGRAM

2.1	General

AVEO and MERCK shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Research Program are set forth in the Research Plan attached as Schedule 2.1, which may be amended from time-to-time upon mutual written agreement by authorized representatives of the Parties (as so amended, the “Research Plan”).

2.2	Conduct of Research

AVEO and MERCK each shall use Commercially Reasonable Efforts to conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously. AVEO and MERCK each shall use Commercially Reasonable Efforts to proceed diligently with the work set out in the Research Program and shall use Commercially Reasonable Efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Schedule 2.1.

AVEO shall be entitled to utilize the service of Third Parties to perform its Research Program activities only upon the prior written consent of MERCK (which consent shall not be unreasonably withheld) or as specifically set forth in Schedule 2.1. Notwithstanding any such consent, AVEO shall remain at all times fully liable for its responsibilities under the Research Program.

2.3	Use of Research Funding

AVEO shall apply the research funding it receives from MERCK under this Agreement to carry out its Research Program activities in accordance with Schedule 2.1 and the terms and conditions of this Agreement.

2.4	Principal Scientists

The principal scientists for the Research Program are [**] for AVEO and [**] for MERCK. The Research Program and all work assignments to be performed by AVEO and MERCK shall be carried out under the direction and supervision of the principal scientists noted above. Each Party shall notify the other Party as soon as practicable upon the changing of its principal scientist; provided, however, that in no event may AVEO assign a principal scientist other than the individual identified above without first consulting with MERCK regarding such decision.

2.5	Joint Research Committee

The Parties hereby establish a committee to facilitate the Research Program as follows:

2.5.1

Composition of the Joint Research Committee. The Research Program shall be conducted under the direction of a joint research committee (the “Committee”) comprised of three (3) representatives of MERCK and three (3) representatives of AVEO. Each Party shall appoint its respective representatives to the Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time-to-time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s and consultant’s written agreement to comply with the requirements of Section 4.1. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives. The Committee shall be chaired by a representative of MERCK. Decisions of the Committee shall be made unanimously by the members. In the event that the Committee cannot or does not, after good faith efforts, reach agreement on an issue, the issue will be referred to the appropriate MERCK employee designated by a MERCK Executive Vice President and AVEO officer designated by AVEO’s Chief Executive Officer for resolution. If agreement is not reached at that level, then the issue will be referred to the appropriate MERCK Executive Vice President and the AVEO Chief Executive Officer for resolution. If agreement is not reached at that level, then, the final decision shall be made by the President of the MERCK Research Laboratories division; provided, however, if agreement is not reached with respect to the determination of criteria under Sections 5.3(a) or 5.3(b), such determination shall be made pursuant to Section 9.6. For purposes of clarity, any dispute as to whether a milestone in Section 5.3 has been achieved shall be resolved pursuant to Section 9.6.

Notwithstanding any other provision of this Section 2.5.1, no decision shall be made by the Committee or either Party which is inconsistent with the terms of this Agreement or imposes any obligation or burden upon the other Party that is outside the scope of this Agreement (including, without limitation, the Research Plan, as mutually agreed in writing by the Parties).

2.5.2	Meetings of the Committee During the Research Program Term. The Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between AVEO and MERCK facilities (or such other locations as is determined by the Committee). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which is referred to the Committee.

2.6	Exchange of Information

Upon execution of this Agreement, and on an ongoing basis during the term of the Research Program, AVEO shall disclose to MERCK in English and in writing all AVEO Information and Inventions, Joint Information and Inventions, and MERCK Information and Inventions (in each case, to the extent developed by AVEO) not previously disclosed. MERCK shall disclose to AVEO during the term of the Research Program all Joint Information and Inventions (to the extent developed by MERCK) not previously disclosed, and may disclose to AVEO MERCK Information and Inventions and/or MERCK Know-How, as in MERCK’s opinion is necessary to AVEO solely in the performance of its obligations under the Research Plan.

2.7	Records and Reports

2.7.1	Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by such Party.

2.7.2	Copies and Inspection of Records. MERCK shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of AVEO referred to in Section 2.7.1; provided, however, that MERCK shall not have the right to review or copy records to the extent that such records contain information that does not relate to the Research Program and AVEO, in lieu of providing such access to its records, shall provide copies of the relevant records to MERCK. MERCK shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. MERCK shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of AVEO and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultants of AVEO. Upon reasonable request by MERCK in cases in which inspection as described in this Section 2.7.2 is not practicable, AVEO shall provide copies of the records described in Section 2.7.1 above.

2.7.3	Quarterly Reports. Within thirty (30) days following the end of each Calendar Quarter during the Research Program Term, each Party shall provide to the other Party a progress report in English which shall describe the work performed to date on the Research Program, evaluate the work performed in relation to the goals of the Research Program and provide such other information as may be required by the Research Program or reasonably requested by MERCK relating to the progress of the goals or performance of the Research Program.

2.8	Research Information and Inventions

The entire right, title and interest in:

(a)	AVEO Information and Inventions and Collaboration Model Information and Inventions shall be owned solely by AVEO;

(b)	MERCK Information and Inventions shall be owned solely by MERCK; and

(c)	Joint Information and Inventions shall be owned jointly by AVEO and MERCK, and subject to Article 7 hereof, each of AVEO and MERCK may freely use, exploit and license such Joint Information and Inventions without any requirement of consent from or any duty to account to the other Party.

AVEO shall promptly disclose to MERCK in writing AVEO’s development, making, conception and/or reduction to practice of AVEO Information and Inventions, Joint Information and Inventions, MERCK Information and Inventions, and MERCK Compound Improvements during meetings of the Committee. MERCK shall promptly disclose to AVEO in writing MERCK’s development, making, conception and/or reduction to practice of MERCK Information and Inventions and Joint Information and Inventions during meetings of the Committee.

2.9	Research Program Term

2.9.1	Term. Except as otherwise provided herein, the term of the Research Program shall commence on the Effective Date and continue for a period of two (2) years (“Initial Research Program Term”). The Parties may extend the term of the Research Program by mutual written agreement of the authorized representatives of the Parties at least ninety (90) days prior to the two-year anniversary of the Effective Date and, thereafter, at least ninety (90) days prior to each subsequent anniversary (each, an “Extended Research Program Term”), and shall, in such case, amend Schedule 2.1 as applicable.

2.9.2	Expiration or Termination of Research Program. Notwithstanding anything contained in this Agreement to the contrary, MERCK shall have the right to terminate the Research Program at any time during the Research Program Term in its sole discretion by giving one hundred and twenty (120) days’ advance written notice to AVEO. In the event of termination of the Research Program under this Section 2.9.2 prior to the expiration of the Initial Research Program Term or upon the expiration of the Initial Research Program Term or any Extended Research Program Term, or the termination of any Extended Research Program Term under this Section 2.9.2: (i) MERCK shall pay all amounts then due and owing as of the termination date of the Research Program; (ii) subject to the remaining terms of the Agreement, the licenses granted to MERCK pursuant to Section 3.1 shall continue in full force and effect, provided, however, that the license granted to MERCK pursuant to Sections 3.1(e) and 3.1(f) shall terminate as of the expiration or termination of the Research Program Term for any reason; and (iii) except for the provisions of this Article 2, the rights and obligations of the Parties under this Agreement shall continue after the date of such termination of the Research Program, but subject to the modifications set forth in this Section 2.9.2.

2.10	MERCK Compounds

MERCK shall provide AVEO with sufficient quantities of the MERCK Compounds which MERCK elects to make available pursuant to the terms of this Agreement solely for the purpose of enabling AVEO to perform its activities under the Research Program in accordance with the terms of this Agreement and the Research Plan. AVEO shall not transfer, deliver or disclose to any Third Party the MERCK Compounds and any derivatives, analogs, modifications or components thereof, without the prior written approval of MERCK. Any unused MERCK Compounds and any derivatives, analogs, modifications or components thereof shall be, at MERCK’s option, either returned to MERCK, or destroyed in accordance with instructions by MERCK.

2.11	Compliance

AVEO and MERCK shall conduct the Research Program in accordance with all applicable laws, rules and regulations, including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. In addition, if animals are used in research hereunder, AVEO and MERCK will comply with the Animal Welfare Act or any other applicable local, state, national and international laws or regulations relating to the care and use of laboratory animals. The Parties are each encouraged to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. AVEO and MERCK shall notify each other in writing of any deviations from applicable regulatory or legal requirements. Each Party hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Section 21 USC 335a in performing any services hereunder.

2.12	Exclusive Efforts

During the Research Program Term, AVEO shall work exclusively (even as to AVEO itself) with MERCK in efforts to use the Collaboration Models in connection with the MERCK Compounds, including Prognostic Signatures relating to the MERCK Compounds.

3.	LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

3.1	License Grant

(a)	AVEO hereby grants to MERCK an exclusive license (even as to AVEO), with a right to sublicense, in the Territory under AVEO Patent Rights for any and all uses in the Field, including but not limited to: (i) to research, develop, make, have made, use, offer to sell, sell and/or import MERCK Compounds and Product(s), and (ii) to research, develop, make, have made, use, offer to sell, sell and/or import any invention claimed in or covered by AVEO Patent Rights.

(b)	AVEO hereby grants to MERCK an exclusive license (even as to AVEO), with a right to sublicense, in the Territory under AVEO Information and Inventions for any and all uses in the Field, including but not limited to: (i) to research, develop, make, have made, use, offer to sell, sell and/or import MERCK Compounds, Product(s), and (ii) to otherwise carry out activities or exercise rights contemplated under this Agreement.

(c)	AVEO shall retain the rights under the AVEO Patent Rights and AVEO Information and Inventions in the Field necessary to carry out its obligations or exercise its rights under the Research Program.

(d)	MERCK hereby grants to AVEO a non-exclusive license, without a right to sublicense, under MERCK Patent Rights and MERCK Information and Inventions to use MERCK Compounds, MERCK Information and Inventions, and MERCK Compound Improvements solely for purposes of carrying out its obligations or exercise its rights as specifically set forth in the Research Plan during the Research Program Term.

(e)	AVEO hereby grants to MERCK a non-exclusive license, without a right to sublicense, in the Territory under Collaboration Model Information and Inventions solely for purposes of carrying out its obligations or exercising its rights as specifically set forth in the Research Plan during the Research Program Term. Notwithstanding the foregoing or anything to the contrary in this Agreement, AVEO shall have no obligation to disclose or otherwise provide to MERCK any Collaboration Model Information and Inventions except to the extent specifically set forth in the Research Plan.

(f)	To the extent not covered by the AVEO Patent Rights granted to MERCK under Section 3.1(a), AVEO hereby grants to MERCK a non-exclusive license, without a right to sublicense, in the Territory, under all Patent Rights that are Controlled by AVEO and are necessary or useful to MERCK in connection with the Research Program, solely for purposes of carrying out its obligations or exercising its rights as specifically set forth in the Research Plan during the Research Program Term.

3.2	Covenant Not to Sue

In the event the making, having made, use, offer for sale, sale or import by MERCK or MERCK’s Related Parties of any MERCK Compound(s) or Product(s) would infringe during the term of this Agreement a claim of any AVEO Responder Patent Rights (as defined below) and which Patent Rights are not covered by the grants in Section 3.1(a), 3.1(e) or 3.1(f), AVEO hereby covenants not to sue MERCK or its Related Parties under such Patent Rights solely for MERCK to develop, make, have made, use, sell, offer for sale or import such MERCK Compound(s) or Product(s) in the Territory and in the Field. For purposes of this Section 3.2, the term “AVEO Responder Patent Rights” means any Patent Rights that (a) are Controlled by AVEO, (b) claim or cover any (i) Prognostic Signature, (ii) use of any Collaboration Models to determine any Prognostic Signature, or (iii) composition of matter or method of use of any MERCK Compound(s) or Product(s) and (c) have an effective filing date on or before the tenth anniversary of the Effective Date. AVEO agrees not to transfer any Aveo Responder Patent Right unless the transferee agrees to be bound by this Section 3.2 as if it were AVEO.

3.3	No Implied Licenses

Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications Controlled by the other Party or its Affiliates. For purposes of clarity, MERCK shall not acquire any license or other intellectual property interest, by implication or otherwise, in any Collaboration Model Information and Inventions.

4.	CONFIDENTIALITY AND PUBLICATION

4.1	Nondisclosure Obligation

All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)	is in the public domain through no fault of the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

(e)	is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations; or

(f)	is deemed necessary (i) by MERCK to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for development (including regulatory approvals), manufacturing and/or marketing of a Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement, or (ii) by AVEO to be disclosed to such Third Parties that are permitted pursuant to Section 2.2 to perform its Research Program activities, in either case on the condition that such Third Parties agree to be bound by the confidentiality and non-use obligations contained this Agreement, provided the term of confidentiality for such Third Parties shall be no less than seven (7) years.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2	Publication

MERCK and AVEO each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, either Party, its employees or consultants wishing to make a publication arising from the conduct of the Research Program shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation; provided, however, that AVEO shall have no right to publish any results of the Research Program that relate to MERCK Compounds, including any diagnostic uses thereof, methods of use, combination therapies comprising a MERCK Compound, or any Prognostic Signatures capable of predicting response (including lack of response) to a MERCK Compound. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of ninety (90) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 7 below. Upon expiration of such ninety (90) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

4.3	Publicity/Use of Names

No disclosure of the existence or the terms of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law, except as provided in Section 4.3(a), (b) or (c).

(a)	Either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission or any other governmental agency. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 4.3(a), the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 4.3(a), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such terms, as may be reasonably requested by the other Party.

(b)	Either Party may also disclose the existence and terms of this Agreement to potential acquirors, investors or lenders of such Party, as a part of their due diligence investigations, provided that such potential acquirors, investors or lenders have agreed in writing to keep the terms of this Agreement confidential and to use such confidential information solely for the purpose permitted pursuant to this Section 4.3(b), provided, however, that AVEO shall not disclose the Research Plan or any portion thereof or any MERCK Compound including the structure thereof to such potential investors. Further, either Party may freely disclose any information that has been previously approved for disclosure by the other Party.

(c)	The Parties hereby acknowledge that, following the Effective Date, AVEO may at its discretion issue a press release regarding this Agreement, provided that such release will be subject to MERCK’s prior review and written approval.

5.	PAYMENTS AND REPORTS

5.1	Research Program Funding

In consideration for AVEO’s performance of its obligations under the Research Program, upon the terms and conditions contained herein, MERCK shall pay AVEO an amount equal to Four Million U.S. Dollars ($US 4,000,000.00), of which Two Million U.S. Dollars ($US 2,000,000.00) shall be payable during each of the two (2) years during the Initial Research Program Term. The payments shall be made in quarterly installments of Five Hundred Thousand U.S. Dollars ($US 500,000.00) within thirty (30) days after the end of each Calendar Quarter during the Initial Research Program Term, provided, however, that (a) the first of such payments shall be payable within thirty (30) days after the Effective Date of this Agreement, and (b) the amount of the first and last of such payments shall be prorated based on the number of days remaining in the then-current Calendar Quarter.

5.2	Equity Purchase

MERCK hereby agrees to purchase Two Million Dollars (US$2,000,000.00) of Series C Preferred Stock of AVEO within thirty (30) days of the Effective Date of this Agreement pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement entered into by the Parties on April 11, 2005.

5.3	Milestone Payments

Subject to the terms and conditions of this Agreement, MERCK shall pay to AVEO the following milestone payments:

(a)	[**]

(b)	[**]

(c)	[**]

(d)	[**]

(e)	[**]

If MERCK ceases development of a MERCK Compound with respect to a particular Indication (a “Failed Indication”), and MERCK initiates or continues development of such MERCK Compound with respect to one or more other Indications, then any of the foregoing milestone payments previously made by MERCK in connection with such Failed Indication shall be credited against any subsequent or repeated achievement of such milestone based on additional Indications for the same MERCK Compound.

MERCK shall pay each of the above milestones only once for each MERCK Compound and Control Compound (as applicable), regardless of the number of Indications for which such compound is developed.

MERCK shall notify AVEO in writing within thirty (30) days following the achievement of each milestone, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone. The milestone payment shall be payable only upon the initial achievement of such milestone with respect to any particular MERCK Compound or Control Compound (as applicable) and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone with respect to such compound.

5.4	Payment Exchange Rate

All payments to be made by MERCK to AVEO under this Agreement shall be made in United States dollars and may be paid by check made to the order of AVEO or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by AVEO from time-to-time.

5.5	Income Tax Withholding

If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, MERCK shall make such withholding payments as may be required and shall subtract such withholding payments from the payments set forth in this Article 5. MERCK shall submit appropriate proof of payment of the withholding taxes to AVEO within a reasonable period of time.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of AVEO

AVEO represents and warrants to MERCK that as of the Effective Date:

(a)	it has the full right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted under Article 3 hereof;

(b)	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in AVEO Patent Rights or AVEO Information and Inventions;

(c)	to the best of AVEO’s knowledge, it is the sole and exclusive owner of the AVEO Patent Rights and the AVEO Information and Inventions, all of which are (or shall be, as applicable) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the AVEO Patent Rights or the AVEO Information and Inventions;

(d)	there are no claims, judgments or settlements against or owed by AVEO and no pending or threatened claims or litigation relating to the AVEO Patent Rights and AVEO Information and Inventions; and

(e)	to the best of AVEO’s knowledge, the activities of AVEO pursuant to the Research Plan do not infringe patents issued to any Third Party.

As used in this Section 6.1, the phrase ‘best of AVEO’s knowledge’ does not require that AVEO conduct any special inquiry or patent searches, or obtain any patent opinions, with respect to the matter which is the subject of the representation and warranty.

6.2	Representations and Warranties of MERCK

MERCK represents and warrants to AVEO that as of the Effective Date:

(a)	it has the full right, power and authority to enter into this Agreement and to fulfill its obligations hereunder; and

(b)	all necessary consents, approvals and authorizations required to be obtained by MERCK in connection with the execution, delivery and performance of this Agreement have been or shall be obtained.

6.3	No Warranties

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND THE PARTIES HEREBY DISCLAIM ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.4	Indemnification

MERCK agrees to defend AVEO and its Affiliates at its cost and expense, and will indemnify and hold AVEO and its Affiliates and their respective directors, officers, employees and agents (the “AVEO Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses (“Losses”) arising directly out of any Third Party claim to the extent such Losses are attributable to personal injury or death from the development, manufacture, use, sale or other disposition of the MERCK Compounds or Product(s) by MERCK and/or its Related Parties or collaborators. In the event of any such claim against the

AVEO Indemnified Parties by any Third Party, AVEO shall promptly notify MERCK in writing of the claim and MERCK shall manage and control, at its sole expense, the defense of the claim and its settlement. The AVEO Indemnified Parties shall cooperate with MERCK and may, at their option and expense, be represented in any such action or proceeding. MERCK shall not be liable for any litigation costs or expenses incurred by the AVEO Indemnified Parties without MERCK’s prior written authorization. In addition, MERCK shall not be responsible for the indemnification of any AVEO Indemnified Party arising from any negligent or intentional acts by such AVEO Indemnified Party, or as the result of any settlement or compromise by the AVEO Indemnified Parties without MERCK’s prior written consent.

6.5	AVEO Patent Rights and Third Party License Agreements

AVEO represents and warrants that, during the term of the Agreement, it shall reasonably promptly update Schedule 1.4 to reflect any and all AVEO Patent Rights. In addition, AVEO shall promptly notify MERCK in writing if it receives a notice of breach or default under any of the license agreements identified on Schedule 1.4.

7.	PATENT PROVISIONS

7.1	Filing, Prosecution and Maintenance of Patents

(a)	Responsibility.

(i)	MERCK shall have the exclusive right and option, at MERCK’s expense, to file and prosecute patent applications and to maintain patents included in the MERCK Patent Rights.

(ii)	MERCK shall have the first right and option, at MERCK’s expense, to file and prosecute patent applications and to maintain patents included in the Joint Patent Rights.

(iii)	AVEO shall have the first right and option, at AVEO’s expense, to file and prosecute patent applications and to maintain patents included in the AVEO Patent Rights.

(b)

Procedures. In the case of Joint Patent Rights and AVEO Patent Rights, the Party that is responsible for the filing, prosecution and maintenance of the applicable Patent Right as set forth in Section 7.1(a)(ii) or (iii) (as applicable, the “Filing Party”) shall give the other Party (as applicable, the “Non-Filing Party”) an opportunity to review the text of the application before filing, shall consult with the Non-Filing Party with respect thereto, and shall supply the Non-Filing Party with a copy of the application as filed, together with notice of its filing date and serial number. The Filing Party shall keep the Non-Filing Party advised of the status of the actual and prospective patent filings and upon the Non-Filing Party’s request shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patents. The

Filing Party shall promptly give notice to the Non-Filing Party of the allowance, grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights for which such Filing Party is responsible. With respect to all filings hereunder, the Filing Party shall be responsible for payment of all costs and expenses related to such filings.

(c)	Step-In Rights. If the Filing Party declines to file or to maintain prosecution of any such patent application or to maintain any such patents for which such Filing Party is responsible as set forth in Section 7.1(a)(ii) or (iii), as applicable, it shall give the Non-Filing Party reasonable notice to this effect and thereafter the Non-Filing Party may, at its sole discretion upon written notice to the Filing Party, file and/or prosecute such patent applications and maintain such patents, at its own expense. If the Non-Filing Party elects to continue prosecution or maintenance or to file based on the Filing Party’s election not to file pursuant to this Section 7.1, the Filing Party shall execute such documents and perform such acts at the Non-Filing Party’s expense as may be reasonably necessary for the Non-Filling Party to perform such prosecution or maintenance or filing.

7.2	Interference, Opposition, Reexamination and Reissue

(a)	AVEO shall, within ten (10) days of learning of such event, inform MERCK of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to AVEO Patent Rights. In addition, each Party shall, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to the Joint Patent Rights. MERCK and AVEO shall thereafter consult and cooperate fully to determine a course of action (including allocation of costs) with respect to any such proceeding. The non-responding party shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any submission to be made in connection with such proceeding.

(b)	AVEO shall not initiate any reexamination, interference or reissue proceeding relating to AVEO Patent Rights without prior consultation with MERCK, and neither Party shall initiate any reexamination, interference or reissue proceeding relating to Joint Patent Rights without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(c)	In connection with any interference, opposition, reissue, or reexamination proceeding relating to AVEO Patent Rights or Joint Patent Rights, MERCK and AVEO will cooperate fully and will provide each other with any information or assistance that either may reasonably request. AVEO shall keep MERCK informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d)	AVEO shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to AVEO Patent Rights.

7.3	Enforcement and Defense

(a)	AVEO shall give MERCK notice of either (i) any suspected infringement of AVEO Patent Rights, or (ii) any misappropriation or misuse of AVEO Information and Inventions, that may come to AVEO’s attention. Each Party shall give the other Party notice of either (i) any suspected infringement of Joint Patent Rights, or (ii) any misappropriation or misuse of Joint Information and Inventions, that may come to such Party’s attention. MERCK and AVEO shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both MERCK and AVEO, to terminate the applicable infringement or misappropriation under AVEO Patent Rights, AVEO Information and Inventions, Joint Patent Rights or Joint Information and Inventions. The Parties agree to the following allocation of responsibility with respect to rights to initiate and prosecute such legal actions:

(i)	With respect to the Joint Patent Rights or Joint Information and Inventions, MERCK, upon notice to AVEO, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of AVEO and MERCK; provided, however, that (1) AVEO shall have a right, at its sole option, to fund up to [**] percent ([**]%) of the costs and expenses incurred by MERCK in such legal action, and (2) the Parties shall mutually agree on the defense of any declaratory judgment action relating to AVEO Patent Rights, AVEO Information and Inventions, Joint Patent Rights or Joint Information and Inventions. MERCK shall promptly inform AVEO if it elects not to exercise such first right and AVEO shall thereafter, upon consultation with MERCK, have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of AVEO and, if necessary, MERCK, at its own expense; provided, however, (1) MERCK shall have a right, at its sole option, to fund up to [**] percent ([**]%) of the costs and expenses incurred by AVEO in such legal action, and (2) that the Parties shall mutually agree on the defense of any declaratory judgment action relating to AVEO Patent Rights, AVEO Information and Inventions, Joint Patent Rights or Joint Information and Inventions. Each Party shall have the right to be represented by counsel of its own choice, at its own expense.

(ii)	With respect to the AVEO Patent Rights or AVEO Information and Inventions, AVEO, upon notice to MERCK, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of AVEO and MERCK, subject to and in accordance with terms and conditions that are reciprocal to those set forth in subsection (A) above with respect to the Joint Patent Rights and Joint Information and Inventions.

(b)	Any recovery obtained by either or both MERCK and AVEO in connection with or as a result of any action under the AVEO Patent Rights or Joint Patent Rights contemplated by this Section 7.3, whether by settlement or otherwise, shall be shared in order as follows:

(i)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(ii)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(iii)	the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis in proportion to the amount of costs and expenses incurred by each such Party in connection with the initiation and/or prosecution of such action.

(c)	AVEO shall inform MERCK of any certification regarding any AVEO Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory other than the United States, and shall provide MERCK with a copy of such certification within five (5) days of receipt. AVEO’s and MERCK’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in paragraphs 7.4(a)-(d) hereof; provided, however, that AVEO shall exercise its first right to initiate and prosecute any action and shall inform MERCK of such decision within ten (10) days of receipt of the certification, after which time MERCK shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

7.4	Assignments

(a)	MERCK Information and Inventions. AVEO shall assign and hereby assigns to MERCK all right, title and interest in and to any Invention under MERCK Information and Inventions. AVEO shall execute such documents and perform such acts as may be reasonably necessary to effect an assignment to MERCK in a timely manner. Any patents or patent applications so assigned shall be considered MERCK Patents. In connection with any filing, prosecution, maintenance, interference, opposition, reissue or reexamination proceeding relating to MERCK Patents, AVEO agrees to cooperate fully and to provide MERCK with any information or assistance that MERCK reasonably requests, in each case, at MERCK’s expense.

(b)	Joint Information and Inventions.

(i)	AVEO hereby assigns and agrees to assign to MERCK a one-half undivided interest in and to any and all Joint Information and Inventions and Joint Patent Rights that are solely developed or invented by AVEO or other persons not employed by MERCK acting on behalf of AVEO.

(ii)	MERCK hereby assigns and agrees to assign to AVEO a one-half undivided interest in and to any and all Joint Information and Inventions and Joint Patent Rights that are solely developed or invented by MERCK or other persons not employed by AVEO acting on behalf of MERCK.

(iii)	Each Party shall execute such documents and perform such acts as may be reasonably necessary to effect the assignments to the other Party in a timely manner set forth in this Section 7.4(b). In connection with any filing, prosecution, maintenance, interference, opposition, reissue or reexamination proceeding relating to Joint Patent Rights or MERCK Patent Rights, each Party agrees to cooperate fully and to provide the other Party with any information or assistance that such other Party reasonably requests.

8.	TERM AND TERMINATION

8.1	Term and Expiration

This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3 below, this Agreement shall continue in effect until expiration of all payment obligations hereunder. Upon expiration of this Agreement, MERCK’s licenses pursuant to Section 3.1 (other than Sections 3.1(e) and 3.1(f)) shall become fully paid-up, perpetual licenses.

8.2	Termination by MERCK

Notwithstanding anything contained herein to the contrary, MERCK shall have the right to terminate this Agreement at any time in its sole discretion by giving one hundred and twenty (120) days’ advance written notice to AVEO. No later than thirty (30) days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain any Information reasonably necessary for such Party’s continued practice under any license(s) which do not terminate pursuant to this Section, and may keep one copy of Information received from the other Party in its confidential files for record purposes.

In the event of termination under this Section 8.2: (i) each Party shall pay all amounts then due and owing as of the termination date; (ii) subject to the remaining terms of the Agreement, the licenses granted to MERCK pursuant to Section 3.1 shall continue in full force and effect, provided, however, that the licenses granted to MERCK pursuant to Sections 3.1(e) and 3.1(f) shall terminate as of the expiration or termination of the Research Program Term for any reason; and (iii) except for the surviving provisions set forth in Section 8.4 hereof, the rights and obligations of the parties hereunder shall terminate as of the date of such termination.

8.3	Termination for Cause

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:

(a)	upon written notice by either party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within [**] days after notice requesting cure of the breach; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the [**] day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.6 hereof; or

(b)	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.3.2	Effect of Termination for Cause on License

(a)	If MERCK terminates this Agreement under Section 8.3.1(a) or (b), (i) MERCK’s licenses pursuant to Section 3.1 (other than Sections 3.1(e) and 3.1(f)) shall become perpetual licenses; and (ii) AVEO shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to MERCK all Products and MERCK Compounds, all Information in tangible form, and all substances or compositions delivered or provided by MERCK, as well as any other material provided by MERCK in any medium (excluding, in each case, Joint Information and Inventions). If AVEO terminates this Agreement under Section 8.3.1(a), MERCK’s licenses pursuant to Section 3.1 shall terminate as of such termination date and MERCK shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to AVEO all Information in tangible form, and substances or compositions delivered or provided by AVEO, as well as any other Information and material provided by AVEO in any medium (excluding, in each case, Joint Information and Inventions).

(b)	If this Agreement is terminated by MERCK pursuant to Section 8.3.1(b) due to the rejection of this Agreement by or on behalf of AVEO under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by AVEO to MERCK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that MERCK, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against AVEO under the Code, MERCK shall be entitled to a complete duplicate of or complete access to (as MERCK deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to MERCK (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by MERCK, unless AVEO elects to continue to perform all of its obligations under this Agreement (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of AVEO upon written request therefore by MERCK.

The foregoing provisions of Section 8.3.2(b) are without prejudice to any rights MERCK may have arising under the Code or other applicable law.

8.4	Effect of Expiration or Termination; Survival

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including, without limitation, the obligation to pay amounts that become due hereunder prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for seven (7) years. In addition, (a) the provisions of Articles 1, 6, 7 and 8, and 9 shall survive any expiration or termination of this Agreement; and (b) the provisions of Article 5 shall survive any expiration or termination of this Agreement other than a termination of this Agreement by MERCK pursuant to Section 8.3.1(a).

9.	MISCELLANEOUS

9.1	Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.2	Assignment/Change of Control

(a)	Except as provided in this Section 9.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.

(b)	MERCK may, without consent of AVEO, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of MERCK or in connection with a Change of Control.

(c)	AVEO may, without MERCK’s consent, assign this Agreement and its rights and obligations hereunder to a wholly-owned subsidiary of AVEO or in connection with a Change of Control; provided, however, that in the event of a Major Pharma Change of Control, AVEO shall provide written notice to MERCK at least thirty (30) days prior to the completion of such Major Pharma Change of Control and MERCK shall have the right, at its election (such election to be made within ninety (90) days after such notice) to implement some or all of the following revisions to this Agreement:

(i)	to the extent that provisions of the Agreement require MERCK to provide MERCK Know-How and other information regarding the Research Program to AVEO, such provisions shall be automatically amended to no longer impose such an obligation on MERCK;

(ii)	the provisions of the Agreement providing for the participation of AVEO in decision-making through the Committee shall be of no further force and effect; and

(iii)	MERCK shall be entitled to terminate the Research Program as provided in Section 2.9.2.

(d)	Any attempted assignment not in accordance with this Section 9.2 shall be void.

9.3	Severability

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4	Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to AVEO, to:	AVEO Pharmaceuticals, Inc.
75 Sidney Street, Fourth Floor
Cambridge, MA 02139
Attention: Chief Business Officer
Telephone: 617-299-5950
Facsimile: 617-995-4995

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109
Attention: Steven D. Singer
Telephone: 617-526-6410
Facsimile: 617-526-5000

If to MERCK, to:	Merck & Co., Inc. One Merck Drive P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: (908) 735-1246

with a copy to:	Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS2A-30
Whitehouse Station, NJ 08889-0100
Attention: Chief Licensing Officer
Facsimile: (908) 735-1214

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

9.5	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and the patent laws of the United States, without reference to any rules of conflict of laws. The United Nations Convention on the Sale of Goods shall not apply.

9.6	Dispute Resolution

9.6.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

9.6.2	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

9.6.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

9.6.4	Except to the extent necessary to confirm an award or as may be required by law or regulation, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

9.6.5	The parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination. The parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

9.6.6	As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

9.7	Entire Agreement; Amendments

This Agreement contains the entire understanding of the Parties with respect to the Research Program and the licenses granted hereunder. Any other express or implied agreements and understandings, either oral or written, with regard to the Research Program or the licenses granted hereunder are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.

9.8	Headings

The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.9	Independent Contractors

It is expressly agreed that AVEO and MERCK shall be independent contractors and that the relationship between AVEO and MERCK shall not constitute a partnership, joint venture or agency. AVEO shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on MERCK, without the prior written consent of MERCK, and MERCK shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on AVEO, without the prior written consent of AVEO.

9.10	Waiver

The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

9.11	Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.12	Waiver of Rule of Construction

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.13	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MERCK & CO., INC.		AVEO PHARMACEUTICALS, INC.

BY:	/s/ Mervyn Turner	BY:	/s/ Tuan Ha-Ngoc
NAME:	Mervyn Turner	NAME:	Tuan Ha-Hgoc
TITLE:	Senior Vice President	TITLE:	President and CEO
Worldwide Licensing & External Research

SCHEDULE 1.4

AVEO PATENT RIGHTS

Intentionally blank

SCHEDULE 2.1

RESEARCH PLAN

Schedule 2.1

Research Plan

Overview

[**].

Research Plan

[**]

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request. A total of four pages were omitted.

Timelines and resources. A proposal for projected timeline and resource allocation is attached.

1

Tumor Propagation and Archiving of Material for Responder Studies

Version 7/25/05

A.) Materials:

[**].

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request. A total of seven pages were omitted.

Cynthia Gawron-Burke, Ph.D.	March 5, 2007
Director, Scientific Liaison External Scientific Affairs Merck & Co., Inc. WP53-B-330 770 Sumneytown Pike P.O. Box 4 West Point, PA 19486

Re:	Amendment to August 1, 2005 License and Research Collaboration Agreement between AVEO PHARMACEUTICALS, INC. (“AVEO”) and MERCK & CO., INC. (“MERCK”)

Dear Cynthia:

This letter (“Amendment”) will confirm agreement that the Research Plan in Schedule 2.1 in the above-identified agreement (“Agreement”) will include the activities attached here as Exhibit A (“Pilot Imaging Study”).

AVEO represents and warrants that during its activities pursuant to the Pilot Imaging Study, AVEO will have in effect a Non-Exclusive License Agreement for Internal Research Use and Commercialization of [**] Licensee Products from [**]. MERCK represents and warrants that during its activities pursuant to the Pilot Imaging Study, MERCK will have in effect a Non-Exclusive License Agreement for Internal Research Use and Commercialization of [**] Licensee Products from [**].

[**] (“Visiting Scientist”), an employee of AVEO, shall be permitted to visit the MERCK facility at [**], under the supervision of MERCK personnel, as required for performance of the Agreement as amended herein. AVEO agrees that any confidential or proprietary information of MERCK obtained by Visiting Scientist during Visiting Scientist’s site visit to MERCK’s facility shall be maintained in secrecy in accordance with the terms and conditions of the Agreement.

AVEO understands and agrees that during Visiting Scientist’s visit to MERCK’s facility, Visiting Scientist will be considered a business invitee of MERCK, and not a MERCK employee. AVEO will be responsible for Visiting Scientist’s travel costs, as well as for providing general liability, professional liability and employer liability coverage on behalf of Visiting Scientist.

All other terms and conditions of the Agreement will remain in full force and effect. If you are in agreement with the above, please have this letter signed on behalf of MERCK, whereupon the Amendment will become effective as of the date below.

Sincerely,	ACCEPTED AND AGREED MERCK & CO., INC.

/s/ Michael Christiano	By:	/s/ Stephen Friend
Michael Christiano	Name:	Stephen Friend, M.D., Ph.D.
Senior Director, Business Development	Title:	Exec. VP Oncology & Adv. Technologies
	Date:	March 5, 2007

EXHIBIT A

Pilot Imaging Study

Background

[**].

Imaging Research Pilot Experiment

[**].

AMENDMENT NO. 1 TO LICENSE AND RESEARCH

COLLABORATION AGREEMENT

When executed by Merck & Co., Inc., a New Jersey corporation (“MERCK”) and AVEO Pharmaceuticals, Inc., a Delaware corporation (“AVEO”), this Amendment No. 1 (“Amendment”) will operate to amend the License and Research Collaboration Agreement dated August 30, 2005 between MERCK and AVEO (the “Agreement”).

1.	Pursuant to Section 9.7 of the Agreement, MERCK and AVEO hereby amend the Agreement by adding to Schedule 2.1 (the Research Plan):

(a)	Schedule 2.1.1, entitled: “Research Proposal for Extension of the Responder Collaboration between Merck and AVEO” (attached hereto); and

(b)	Schedule 2.1.2, entitled: “Timeline Projection for [**] Large-Scale Efficacy Study” for the year 2007 (attached hereto).

2.	Pursuant to Section 2.9.1 of the Agreement, MERCK and AVEO hereby extend the Research Program Term and establish an Extended Research Program Term that shall expire on December 31, 2007.

3.	In consideration for AVEO’s performance of its obligations under Schedule 2.1.1 of the Research Program during the Extended Research Program Term, upon the terms and conditions contained herein, MERCK shall pay AVEO an amount equal to [**] U.S. Dollars ($US [**]), payable by December 31, 2007.

All other terms and conditions of the Agreement, including definitions, shall remain in effect. All references to the Agreement hereafter shall refer to the Agreement as amended herein. This Amendment shall take effect as of the date of the last signature below.

The parties have caused this Amendment to be executed by their duly authorized representatives.

MERCK & CO., INC.		AVEO PHARMACEUTICALS, INC.

By:	/s/ Lex Van der Ploeg	By:	/s/ Elan Ezickson
Name:	Lex Van der Ploeg, Ph.D.	Name:	Elan Ezickson
Title:	VP, Basic Research	Title:	CBO
Date:	August 12, 2007	Date:	7/24/07

Schedule 2.1.1

Research Proposal for Extension of the Responder Collaboration between MERCK and AVEO

Overview

MERCK and AVEO would like to extend the Research Program Term of the License and Research Collaboration Agreement dated August 30, 2005 between MERCK and AVEO (the “Agreement”) for 4 months to conduct preclinical pharmacogenomics studies in AVEO mouse models (Collaboration Models) using a MERCK Compound (“[**]”). This extension would permit the testing of the [**] in additional AVEO tumors from the [**] archive. The results of such studies will be used by MERCK to guide the development of its compounds and by AVEO to cost-effectively fortify its “Responder” platform.

Extended Research Program Term

Through December 31, 2007.

Research Objective for Extended Research Program Term

Identify gene profiles and biomarkers that correlate with response to [**] (Prognostic Signatures).

Research Proposal for Extended Research Program Term AVEO will:

[**]

Timeline projections are attached as Schedule 2.1.2.